Exhibit 99.2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The unaudited condensed consolidated statements of operations and the calculation of adjusted income (loss) from continuing operations have been prepared to illustrate the impact of the reclassification of Macaroni Grill’s results of operations to discontinued operations for fiscal years 2014 and 2013.

	Quarter Ended				Full Year	Full Year
	March 31, 2014	June 30, 2014	September 29, 2014	December 29, 2014	2014	2013

Revenues	$123,095	$143,283	$139,272	$97,858	$503,508	$499,151
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	39,035	47,116	45,410	31,846	163,407	153,820
Labor expenses	35,748	39,117	37,500	30,297	142,662	137,286
Occupancy expenses	9,500	9,719	10,120	10,062	39,401	35,471
Other operating expenses	21,000	26,910	27,022	19,154	94,086	90,727
General and administrative	10,643	9,400	9,614	9,012	38,669	42,321
Depreciation and amortization	5,822	5,871	5,962	6,246	23,901	21,415
Pre-opening costs	204	558	1,210	827	2,799	4,824
Asset impairments and closures	84	65	1,805	26	1,980	169
Loss on disposal of assets	172	227	432	509	1,340	2,067
Total costs and expenses	122,208	138,983	139,075	107,979	508,245	488,100
Income (loss) from operations	887	4,300	197	(10,121)	(4,737)	11,051
Interest expense, net	(1,878)	(1,764)	(5,040)	(3,839)	(12,521)	(5,245)
Gain (loss) on insurance settlements	-	-	89	-	89	1,161
Income (loss) from continuing operations before income taxes	(991)	2,536	(4,754)	(13,960)	(17,169)	6,967
Income tax expense (benefit)	(1,136)	202	(2,380)	19,527	16,213	(868)
Income (loss) from continuing operations	145	2,334	(2,374)	(33,487)	(33,382)	7,835
Loss from discontinued operations, net of tax	(410)	(567)	(4,156)	(15,034)	(20,167)	(14,420)
Net income (loss)	$(265)	$1,767	$(6,530)	$(48,521)	$(53,549)	$(6,585)

Net income (loss) per share
Basic and diluted
Income (loss) from continuing operations	$0.01	$0.09	$(0.09)	$(1.30)	$(1.30)	$0.31
Loss from discontinued operations	$(0.02)	$(0.02)	$(0.16)	$(0.59)	$(0.79)	$(0.56)
Net income (loss)	$(0.01)	$0.07	$(0.25)	$(1.89)	$(2.09)	$(0.26)

Weighted average shares outstanding
Basic	25,639	25,651	25,672	25,673	25,659	25,629
Diluted	25,680	25,749	25,672	25,673	25,659	25,636

Non-GAAP Financial Measures

	Quarter Ended				Full Year	Full Year
	March 31, 2014	June 30, 2014	September 29, 2014	December 29, 2014	2014	2013

Income (loss) from continuing operations	$145	$2,334	$(2,374)	$(33,487)	$(33,382)	$7,835
Adjustments - continuing operations:
Transaction costs	-	89	421	-	510	-
Proposed secondary offering expenses	-	-	-	-	-	759
Costs related to conversions, remodels and closures	-	-	127	-	127	677
Write-off of debt issuance costs	-	-	2,241	-	2,241	507
Asset impairments	-	-	1,770	-	1,770	-
Gain on insurance settlements	-	-	(89)	-	(89)	(1,161)
Income tax effect of adjustments above	-	(35)	(1,761)	-	(1,796)	(308)
Valuation allowance	-	-	-	25,632	25,632	-
Adjusted income (loss) from continuing operations	$145	$2,388	$335	$(7,855)	$(4,987)	$(8,309)

Weighted average shares outstanding
Basic	25,639	25,651	25,672	25,673	25,659	25,629
Diluted	25,680	25,749	25,672	25,673	25,659	25,636

Income (loss) from continuing operations per share
Basic and diluted	$0.01	$0.09	$(0.09)	$(1.30)	$(1.30)	$0.31
Adjusted income (loss) from continuing operations per share
Basic and diluted	$0.01	$0.09	$0.01	$(0.31)	$(0.19)	$0.32